Exhibit 10.62
AMENDMENT TO
NATIONAL CITY CORPORATION
Amended and Restated
1993 STOCK OPTION PLAN
          Effective on and after October 23, 2006, the following section in the above-referenced plan shall hereby be amended to read as follows and shall be applicable to all grants under such plan except stock options outstanding as of the date of this amendment:
8. Adjustments. The Board of Directors shall make or provide for such adjustments in the maximum numbers of shares of Common Stock specified in Paragraphs 3(b) and (c) and 4(c) of this Plan, in the numbers of shares of Common Stock covered by Option Rights and Appreciation Rights granted hereunder, and in the prices per share applicable under such Option Rights and Appreciation Rights, as such Board in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Optionees that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.